Exhibit 5.2

[                    ], 20[    ]

Nielsen Holdings B.V.

770 Broadway

New York, New York 10003

Ladies and Gentlemen:

We have acted as counsel to Nielsen Holdings B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkeid) (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $[            ] aggregate principal amount of Mandatory Convertible Subordinated Bonds (the “Securities”). The Securities will be issued under an indenture (the “Indenture”) between the Company and [            ], as trustee (the “Trustee”).

We have examined the Registration Statement and the form of the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

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In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that at the time of execution, authentication, issuance and delivery of the Securities, the Indenture will be the valid and legally binding obligation of the Trustee. We have assumed further that (1) the Company is validly existing under the law of the Netherlands, (2) at the time of execution, authentication, issuance and delivery of the Securities, the Indenture will have been duly authorized, executed and delivered by the Company in accordance with its Articles of Association and the law of the Netherlands, (3) execution, delivery and performance by the Company of the Indenture and the Securities will not violate the law of the Netherlands or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States) and (4) execution, delivery and performance by the Company of the Indenture and the Securities do not constitute a breach or violation of any agreement or instrument which is binding upon the Company or its Articles of Association.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company or a duly constituted and acting committee of such Board (such Board of Directors or committee being hereinafter referred to as the “Board”) and (b) the due execution, authentication, issuance and delivery of the Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture and such agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

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Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We do not express any opinion herein with respect to the validity of any shares of common stock, par value €0.07 per share, of the Company that may be issued upon the conversion of the Securities (the “Common Stock”), which opinion is being separately provided to you by Clifford Chance LLP.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP